EXHIBIT 99.1 Definitive Proxy Statement of KSW, Inc., incorporated by reference to the Definitive Schedule 14A Proxy Statement of KSW, Inc., as filed with the U.S. Securities and Exchange Commission on March 26, 2002.

                                    KSW, INC.
                                37-16 23rd Street
                        Long Island City, New York 11101
                                 (718) 361-6500

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 13, 2002

                               GENERAL INFORMATION

Solicitation of Proxies. The accompanying proxy is solicited by and on behalf of the Board of Directors of KSW, Inc., a Delaware corporation (the "Company"), for use at the annual meeting of stockholders (the "Meeting") to be held at the Crowne Plaza Hotel at LaGuardia Airport, Queens, New York, on May 13, 2002, at 2:00 p.m., New York time, and at any and all adjournments thereof. The Annual Meeting is being held for the purposes set forth in the accompanying Notice of Annual Meeting to Stockholders.

The cost of solicitation will be borne by the Company. This proxy statement and the accompanying proxy are first being sent to the stockholders of the Company on or about March 25, 2002. The annual report of the Company for the year 2001 (which includes the Management's Discussion and Analysis of Financial Condition and Results of Operations from the Company's Annual Report on Form 10-K) is enclosed herewith.

Voting Rights. Pursuant to the By-Laws, the Board of Directors has fixed the time and date for the determination of stockholders entitled to notice of and to vote at the meeting as of the close of business on March 25, 2002. Accordingly, only stockholders of record on such date and at such time will be entitled to vote at the meeting, notwithstanding any transfer of any stock on the books of the Company thereafter.


At the close of business on March 25, 2002, the Company had outstanding 5,470,311 shares of Common Stock, $.01 par value per share (the "Common Stock"), each of which entitled the holder to one vote. There were no issued shares held by the Company in its treasury. The affirmative plurality of the shares represented in person or by proxy at the meeting is required for the election of directors. For all other matters, the affirmative vote of the holders of a majority of the stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter and which has actually been voted is required for approval. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by stockholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If a quorum is present, abstentions will have no effect on the election of direction or the proposal for the ratification of the reappointment of auditors.

A proxy may be revoked by the stockholder at any time prior to its being voted. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivery to the Secretary of the Company of a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

If a proxy is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions of the stockholder. If the proxy is signed and returned without specifying choices, the shares will be voted in favor of the election as director of the nominee listed on the following pages, in favor of Proposal 2 and as recommended by the Board of Directors with regard to all other matters, or if no such recommendation is given, in their own discretion. Votes are tabulated at the annual meeting by inspectors of election.

                                 STOCK OWNERSHIP

The following table sets forth information as of March 25, 2002 relating to the beneficial ownership of the Company's Common Stock by (i) those persons known to the Company to beneficially own 5% or more of the Company's Common Stock, (ii) each of the Company's directors, proposed directors and executive officers and
(iii) all of the Company's directors, proposed directors and executive officers as a group. As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose, or direct the disposition, of a security). Accordingly, the number of shares may include shares owned by or for, among others, the wife, minor children or certain other relatives of such individual, as well as other shares as to which the individual has the right to acquire within 60 days after such date.


                                              Number of            Percentage
Name and Address of Beneficial Owner           Shares              Ownership
------------------------------------          ---------            ---------
Floyd Warkol .............................    844,000(1)              15.4%
Meadow Lane
Purchase, NY 10577

Burton Reyer .............................    380,080(2)               6.9%
17 Foxwood Road
Kings Point, NY 11024

Allen & Company ..........................    312,500                  5.7%
711 Fifth Avenue
New York, NY  10022

Robert Brussel ...........................     33,500                   *
365 Woodmere Blvd.
Woodmere, NY  11598

Stanley Kreitman .........................          0                   *
303 East 57th Street
New York, NY  10022

Daniel Spiegel ...........................      5,000                   *
351 Twin Lakes Road
Teconic, CT  06079

All executive officers and directors
 as a group (5 persons)...................  1,262,580                23.1%

-------------------------
*Less than one percent.

(1) Includes 50,000 shares owned by the Floyd and Barbara Warkol Charitable Foundation, of which Mr. Warkol is a Trustee.

(2) Includes 1,540 shares owned by Mr. Reyer's wife.

                             Executive Officer Table
                             -----------------------


Name                  Age     Title
----                  ---     -----
Floyd Warkol ........ 54      Chief Executive Officer, President, Secretary and
                              Chairman of the Board of Directors

Burton Reyer ........ 67      Vice President and Director

Robert Brussel ...... 59      Chief Financial Officer and Director

James F. Oliviero ... 55      General Counsel



         Mr. Floyd Warkol has been principally employed as Chairman of the Board since December 15, 1995 and as President, Secretary and Chief Executive Officer of KSW and as Chairman and Chief Executive Officer of its subsidiary, KSW Mechanical Services, Inc., since January 1994.

         Mr. Burton Reyer has been principally employed as Vice President and Director of KSW and as President and Chief Operating Officer of its subsidiary, KSW Mechanical Services, Inc., since January 1994.

         Mr. Robert Brussel has been principally employed as a Director of KSW and as the Chief Financial Officer of KSW of its subsidiary, KSW Mechanical Services, Inc., since January 1994.

         Mr. James F. Oliviero has been principally employed as General Counsel of KSW and its subsidiary, KSW Mechanical Services, Inc., since February 1998. From January 1994 until February 1998, he was employed as Director of Contract Administration of KSW Mechanical Services, Inc.

Audit Committee Report

         The Company's Audit Committee is comprised of the two independent directors within the meaning of applicable New York Stock Exchange rules. The Board has adopted a written charter which governs the operation of the Audit Committee.

         The Audit Committee has reviewed and discussed with management and Marden Harrison & Kreuter, CPA's, LLP, the Company's independent accountants, the Company's consolidated financial statements for the fiscal year ended December 31, 2001. The Audit Committee also has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

         The Company's independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants their independence.

         Based upon its review of the audited financial statements and the discussions noted above, the Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

                  Daniel Spiegel
                  Stanley Kreitman

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE COMPANY'S NOMINEES

The Certificate of Incorporation of the Company provides that the Company's business shall be managed by a Board of Directors of not less than three and not more than twelve, with the exact number fixed by the Board of Directors from time to time. The Board of Directors of the Company is divided into three classes: Class I, Class II and Class III, with each class being as nearly equal in number as possible. The directors in each class serve terms of three years each and until their successors are elected and qualified.

The Board of Directors has unanimously nominated Daniel Siegel and Stanley Kreitman for election as Class II Directors of the Company. Both persons are currently Directors of the Company. The nominees have consented to being named in this Proxy Statement and to serve if elected. If a nominee becomes unable to accept nomination or election, the persons named in the proxy may vote for substitute nominees selected by the Board of Directors. The Company's management, however, has no present reason to believe that the nominees will be unable to serve as directors, if elected.

The By-Laws of the Company permit nominations of candidates for election to the Board of Directors to be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations made by stockholders (other than by the Board of Directors) must be made in writing and delivered or mailed to the Company not less than 60 days prior to the date of a stockholders' meeting. Such notice must include the same information, to the extent known to the notifying stockholder, as that required to be stated by the Company in its Proxy Statement with respect to the nominees of the Board of Directors. Any nominations which are not made in this manner or any votes cast at the Meeting for any candidate not duly nominated may be disregarded by the chairman of the Meeting.

If a quorum is present and voting, the two nominees receiving the highest number of votes will be elected to the Board of Directors. Abstentions and broker non-votes are not counted in the election of directors.

Company Nominees

The following table sets forth certain information concerning the nominees for election as Class II Directors of the Company and the continuing Class I and Class III Directors of the Company.

                                                    Principal Occupation or Position,
Name                                      Age       Other Directorships                     Since
----                                      ---       --------------------------------        -----
NOMINEES AS CLASS II DIRECTORS
TO SERVE UNTIL 2005

Stanley Kreitman ......................   68        Director                                1999
Daniel Spiegel ........................   76        Director                                1996

CONTINUING CLASS III DIRECTORS
TO SERVE UNTIL 2004

Floyd Warkol ..........................   54       Chairman of the Board of Directors,      1994
                                                   Chief Executive Officer, President
                                                   and Secretary

Burton Reyer ..........................   67       Vice President and Director              1994

CONTINUING CLASS I DIRECTOR
TO SERVE UNTIL 2003

Robert Brussel ........................   59       Chief Financial Officer, Director        1994

         The Company is not aware of any family relationship between any director, nominee for director or executive officer of the Company.

         Mr. Floyd Warkol has been principally employed as Chairman of the Board since December 15, 1995 and as President, Secretary and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of its subsidiary, KSW Mechanical Services, Inc. ("KSW Mechanical"), since January 1994.

         Mr. Burton Reyer has been principally employed as Vice President and Director of the Company since December 15, 1995 and Chief Operating Officer of its subsidiary KSW Mechanical since January 1994.

         Mr. Robert Brussel has been principally employed as Chief Financial Officer and Director of the Company and Chief Financial Officer of its subsidiary KSW Mechanical since January 1994.

         Mr. Daniel Spiegel has been a Director of the Company since January 1996. He had been principally employed as Senior Vice President of Tishman Realty & Construction Company, Inc. from 1970 until March 1995. He is presently a consultant to various construction-related companies.

         Mr. Stanley Kreitman was elected to the Board of Directors on May 18, 1999. Effective February 18, 1999, Mr. Kreitman had been appointed as an interim Director. Since 1994, Mr. Kreitman has been Chairman of Manhattan Associates, an investment firm and is a Board member of the N.Y.C. Department of Corrections. He is a published author and lecturer on business investment matters. He is a member of the Board of Directors of Medallion Funding Corp. (NASDAQ), Ports Systems Corp. (AMEX) and CCA Industries, Inc. (NASDAQ).

Notice by Stockholder of Intent to Nominate Alternate Candidate

A shareholder, Allison Newar Molina, who has informed the Company that she is the record and beneficial owner of 2,000 shares of the Company's stock, has notified the Company of her intention to nominate her husband, Russell S. Molina and Stanley Kreitman for election as Directors at the Annual Meeting. Mr. Kreitman is also a Company nominee for Director. The Company does not challenge the timeliness or adequacy of Mrs. Molina's nominations and will not object to said nominations if they are made at the Annual Meeting.

Board Meetings and Committees

The Board of Directors held a total of four meetings in 2001, with each director present at all meetings. The Board of Directors has a Compensation Committee and an Audit Committee comprised of non-employee directors, Messrs. Kreitman and Spiegel. The functions of the Compensation Committee include: study and analysis of and recommendations to the Board concerning salaries, incentives and other forms of compensation for directors, officers and other employees of the Company; and administrative oversight of various incentive compensation and benefit plans. The functions of the Audit Committee include: reviewing with the independent auditors the plan and results of the auditing engagement; reviewing the scope and results of the Company's procedures for internal auditing; reviewing the independence of the auditors; considering the range of audit and non-audit services; and reviewing the adequacy of the Company's system of internal accounting controls.

There was a meeting of the Audit Committee and of the Compensation Committee on November 5, 2001.

Compensation of Directors

No fees were paid for attendance by employee directors at Board Committee meetings. During 2001, the Company paid its non-employee Directors each an annual fee of $12,000.


                             EXECUTIVE COMPENSATION
                               ANNUAL COMPENSATION
                             ----------------------

Name and Principal Position                         Fiscal Year           Salary                 Bonus
---------------------------                         -----------           ------                 -----
Floyd Warkol .....................................      2001              $420,000               $0
Chairman of the Board, President, Secretary             2000              $420,000               $0
and Chief Executive Officer                             1999              $420,000               $252,605

Burton Reyer .....................................      2001              $240,000               $0
Vice President and Director                             2000              $240,000               $0
                                                        1999              $240,000               $146,245

Robert Brussel ...................................      2001              $145,000               $30,000
Chief Financial Officer and Director                    2000              $145,000               $30,000
                                                        1999              $135,000               $37,500

James Oliviero ...................................      2001              $160,000               $30,000
General Counsel                                         2000              $160,000               $30,000
and Director of Investor Relations                      1999              $150,000               $37,500

Employment Agreements

         The Company and KSW Mechanical entered into a two-year employment contract and a noncompetition agreement with Mr. Warkol for the term of January 1, 1999 thru December 31, 2000. The employment contract provided for base annual compensation of $420,000. In addition, Mr. Warkol was entitled to receive, each year, an amount equal to 9.5% of the Company's annual profits, before taxes, which are in excess of $250,000. For the purposes of computing the amount due Mr. Warkol, annual pretax profits excluded the effect of any income or expense on the Co-op City project, and excluded any bonuses due to Mr. Warkol or Mr. Reyer. Mr. Warkol was entitled to medical insurance, disability insurance with payments equal to 60% of base compensation, a $1 million policy of life insurance payable as directed by the employee (at a cost of $3,595 per year) and a car with a chauffeur. Mr. Warkol was entitled to terminate his employment for "good reason," i.e., a substantial change in the nature or status of his responsibilities or the person to whom he reported in which event he was entitled to receive full pay and benefits for the remainder of the term of the contract. The Company was not entitled to discharge Mr. Warkol for disability until he had been disabled for 180 consecutive days. Mr. Warkol's estate was entitled to two months pay in the event of his death. Mr. Warkol agreed that he will not compete in the mechanical contracting business in the New York City metropolitan area for the term of his employment agreement and for two years thereafter.

         The Company and KSW Mechanical entered into a two-year employment contract and a noncompetition agreement with Mr. Reyer for the term January 1, 1999 thru December 31, 2000. The employment contract provided for base annual compensation of $240,000. In addition, Mr. Reyer was entitled to receive an amount each year, equal to 5.5% of the Company's annual profits, before taxes, which are in excess of $250,000. For the purposes of computing the amount due Mr. Reyer, annual pretax profits excluded the effect of any income or expense on the Co-op City project and shall exclude any bonuses due Mr. Reyer and Mr. Warkol. Mr. Reyer was entitled to medical insurance, disability insurance with payments equal to 60% of base compensation and a $500,000 policy of life insurance payable as directed by the employee. Mr. Reyer was entitled to terminate his employment for good reason, i.e., a substantial change in the nature or status of his responsibilities or the person to whom he reports, in which event he is entitled to receive full pay and benefits for the remainder of the term of the contract. The Company was not entitled to discharge Mr. Reyer for disability until he has been disabled for 180 consecutive days. Mr. Reyer's estate was entitled to two months pay in the event of his death. Mr. Reyer agreed that he will not compete in the mechanical contracting business in the New York City metropolitan area for the term of his employment agreement and for two years thereafter.

         The Company has not entered into new employment agreements with Mr. Warkol or Mr. Reyer. During 2001 and 2002, Mr. Warkol and Mr. Reyer continued in the same capacities and continue to receive the same financial renumeration as under their respective prior employment agreements.

                     AGGREGATED OPTION/SAR EXERCISES IN 2001
                   AND OPTION/SAR VALUES AT DECEMBER 31, 2001

                                                                Number of Securities
                                                              Underlying Unexercised
                       Shares Acquired                            Options/SARs               Value of Unexercised in-the-Money
Name                    on Exercise (#)  Value Realized ($)     at Fiscal Year-End (#)         Options/SARs at Fiscal Year-End ($)
----                   ----------------  ------------------  -----------------------------    -----------------------------------

                                                             Exercisable     Unexercisable    Exercisable         Unexercisable
                                                             -----------     -------------    -----------         -------------
Floyd Warkol ........         0                  0            300,000             0               N/A                 N/A

Burton Reyer ........         0                  0            150,000             0               N/A                 N/A

Robert Brussel ......         0                  0             25,000             0               N/A                 N/A

James Oliviero ......         0                  0             20,000             0               N/A                 N/A

Daniel Spiegel ......         0                  0             20,000             0               N/A                 N/A

Stanley Kreitman ....         0                  0             13,333         6,667               N/A                 N/A


                       Certain Related Party Transactions

Floyd Warkol, President of the Company, and a charitable foundation he controls jointly are the shareholders of a corporation which owns the property leases in Bronx, New York. The lease payments on such property were $103,000 for 2001.

Indemnification

The Certificate of Incorporation provides that a director or officer of the Company may be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law or any other applicable law.

           Compensation Committee Interlocks and Insider Participation

Messrs. Spiegel and Kreitman serve on our compensation committee.

      Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities and Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and stockholders of more than ten percent of the Company are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms furnished to the Company and written representations from certain reporting persons, the Company believes that during the year ended December 31, 2001, its executive officers, directors and greater than ten percent of stockholders of more than ten percent of the Company complied with all applicable Section 16(a) filing requirements.

                      REPORT OF THE COMPENSATION COMMITTEE

                            ON EXECUTIVE COMPENSATION

The following report submitted by the Compensation Committee of the Board of Directors (the "Compensation Committee"), provides information regarding policies and practices concerning compensation of the Chief Executive Officer and other executive officers.

Report of the Compensation Committee of the Board of Directors

The Company's Compensation Committee has the responsibility for setting the compensation paid to the Chief Executive Officer and the President. The Compensation Committee, which is comprised of the two non-employee Directors of the Company, determines the amount of shares and exercise prices for any stock option grants under the Company's 1995 Stock Option Plan. The Compensation Committee is responsible for recommending to the Board the overall compensation plans which govern the compensation of the key executive officers, including the Chief Executive Officer of the Company. Executives are provided with a combination of one or more of the following types of compensation: salary, annual bonus and at the Committee's discretion grant of options under the Company's 1995 Stock Option Plan.

Salary: Based upon the recommendations of the Compensation Committee, as of January 1, 1999 the Board of Directors authorized the Company to enter into employment agreements with Messrs. Warkol and Reyer under the terms described above under the heading "Employment Agreements." Except for the Chief Executive Officer and President, all executive officers are provided with a fixed annual salary that is reviewed on an annual basis by the Chief Executive Officer. Salary and increases in salary are determined partially by comparison of the executive's salary to salaries for similar positions at comparable companies, the executive's annual performance review, the value of contributions made by the executive and the executive's and the Company's performance in relation to goals established at the beginning of the period. These employment agreements expired on December 31, 2000.

In addition to considering the above factors when setting compensation increases, the Chief Executive Officer also considers the overall financial health of the Company.

Annual Bonus: The Company also attempts to motivate its executives to make contributions of outstanding value by providing them the opportunity to earn an annual bonus. These bonuses, if paid, can represent a significant portion of the executive's compensation.

The Chief Executive Officer determines the total pool of bonus dollars which can be allocated. Each executive can earn a percentage of the bonus dollars based on the achievement of Company and their organization's goals: For all executives, except Mr. Warkol and Mr. Reyer, the executive's achievements in relation to established goals are evaluated by the Chief Executive Officer.

Mr. Warkol's and Mr. Reyer's performances are evaluated by the Compensation Committee. The compensation and bonuses paid to Mr. Warkol and Mr. Reyer for 2001 were determined to be consistent with that payable under their respective Employment Agreements, as described above. The compensation paid to executive officers is not determined by reference to any formulas but is determined by the Compensation Committee's evaluation of the particular officer's ability to influence the long-term growth and profitability of the Company. The Committee also considers the Company's performance against certain of its competitors, its general performance against internal goals established by management and the executive's relative contribution thereto. The salaries and bonuses paid to executive officers during 2001 are described in the Executive Compensation Table (above).

Stock Option and Other Equity Plan; Compensation of the Chief Executive Officer

The Committee endorses the view that the value of compensation paid to its executive officers, and the Chief Executive Officer in particular, should be closely linked to increases in the value of the Common Stock. Accordingly, the Committee supports option awards under the Company's 1995 Stock Option Plan. The Stock Option Plan is administered by a Committee appointed by the Board of Directors (each herein called the "Compensation Committee"). All key employees of, consultants to, and certain nonemployee Directors of the Company, as may be determined by the Compensation Committee from time to time, are eligible to receive options under the Stock Option Plan. No options were issued in 2001.

This report is submitted by the members of the Compensation Committee.

         Daniel Spiegel
         Stanley Kreitman

                                PERFORMANCE GRAPH

The following graph compares the cumulative total returns for our Common Stock for the five year period ending December 31, 2001 with the NASDAQ Market Index and an index of all publicly traded companies in the Plumbing, Heating and Air-Conditioning industry (SIC Code 1711)(the "Peer Index") for the same period. Total return equals change in stock price plus dividends paid and assumes the investment of $100 in the Company's Common Stock and in each index on May 9, 1997 and that all dividends are reinvested. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. The performance graph is not necessary indicative of future investment performance.


                             5/09/97    12/31/97   12/31/98   12/31/99   12/31/00   12/31/01
         KSW, INC.             100.00     120.71     35.71      47.86      51.43       26.79
        PEER INDEX             100.00     118.78     83.15      53.47      19.45       16.13
    NASDAQ MARKET INDEX        100.00     125.21     176.60     311.48     195.78     156.06

Source:  Media General Financial Services, Inc.

                                 PROPOSAL NO. 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors has selected Marden Harrison & Kreuter, CPA's P.C., certified public accountants, as the Company's independent auditors for the fiscal year ending December 31, 2002, subject to ratification of such appointment by the stockholders. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

Marden Harrison & Kreuter conducted the audit of the financial statements of the Company and KSW Mechanical for the fiscal years ended December 31, 1999, 2000, and 2001.

Audit Fees

During 2001, the firms auditors, Marden, Harrison & Kreuter, CPA's P.C. billed a total of $ 60,000 for fees for professional services rendered for the audit of the Company's annual financial statements for 2001 and the reviews of the financial statements included in the Company's Form 10Q's for 2001.

Financial Information Systems Design and Implementation Fees

During 2001, the firms principal accountant, Marden, Harrison & Kreuter, CPA's P.C., billed a total of $ 26,000 for services rendered in connection with the implementation upgrading and maintenance of the Company's computerized Financial Information Systems.

It is expected that a representative of Marden Harrison & Kreuter will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if such representative so desires and to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF MARDEN, HARRISON & KREUTER, CPA's P.C., AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE 2002 FISCAL YEAR.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the Company knows of no other matter to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the proxy on such matters in accordance with their judgment.

                              STOCKHOLDER PROPOSALS

The Company's By-Laws provide that a stockholder of the Company who intends to nominate persons for election as Directors or introduce other proposals from the floor of an Annual Meeting of Stockholders follow certain notice and disclosure requirements. Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 Annual Meeting of Stockholders must be received by the Company no later than January 26, 2003 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

The By-Laws provision requires a stockholder introducing a proposal at an Annual Meting to notify the Company of such intention not less than 60 days prior to the date of the Annual Meeting. If the Company has given less than 75 days public notice of the date of the Annual Meeting, the stockholder must give such notice so that it is received by the Company not later than 10 days after the public notice is given or the Proxy Statement is mailed. The stockholder's notice must give the information specified in the By-Laws, including information about the stockholder making the proposal, the number of shares such stockholder owns and any interest such stockholder may have in the subject of the proposal. If such stockholder will be nominating persons for election as Directors, certain information specified in the By-Laws must also be given about the nominee and the nominee's interest in the Company.

                                  ANNUAL REPORT

Upon written request of any stockholder, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2001, including a list of the exhibits thereto, as filed with the Securities and Exchange Commission, may be obtained, without charge, from James Oliviero, Assistant Secretary, KSW, Inc., 37-16 23rd Street, Long Island City, New York 11101. Each request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of the Company's Common Stock entitled to vote at the meeting.

                                 By order of the Board of Directors

                                  /s/ James Oliviero

                                 James Oliviero

                               Assistant Secretary